Exhibit 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis, Tennessee 38138

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated August 14, 2016, as Annex D to, and to the reference thereto under the captions “Summary—Opinions of Financial Advisors—Opinion of MAA’s Financial Advisor,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the MAA Board and Its Reasons for the Mergers” and “The Mergers—Opinion of MAA’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed mergers involving Mid-America Apartment Communities, Inc. and Post Properties, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Mid-America Apartment Communities, Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

September 12, 2016